Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-213187) of Mizuho Financial Group, Inc. and in the related Prospectus of our reports dated July 3, 2018, with respect to the consolidated financial statements of Mizuho Financial Group, Inc., and the effectiveness of internal control over financial reporting of Mizuho Financial Group, Inc., included in this Annual Report (Form 20-F) for the year ended March 31, 2018.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

July 3, 2018